Allergic Conjunctivitis Phase 2b Results June 14, 2017 Exhibit 99.1

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Allergic Conjunctivitis Phase 2b Key Conclusions The results confirm the activity of ADX-102 in allergic conjunctivitis. Aldeyra plans to move forward aggressively to Phase 3 testing. Aldeyra believes that the differentiated clinical response to ADX-102 supports a compelling product opportunity in a significant, unaddressed segment of the allergic conjunctivitis population, potentially representing one of the largest ophthalmic markets worldwide. The data provide further validation of the anti-inflammatory potential of Aldeyra’s novel aldehyde trap platform.

Allergic Conjunctivitis Phase 2b Clinical Design Groups Topical Ocular ADX-102 0.1%, ADX-102 0.5%, or Vehicle Randomization Double-Masked, Vehicle-Controlled 1:1:1 Enrollment 154 Patients with History of Allergic Conjunctivitis Model Single Dose Seasonal and Perennial Allergen Challenge Endpoint Patient-Reported Itching Score (0 to 4) Further information can be found on www.clinicaltrials.gov: Trial #NCT03012165.

Histamine and Non-Histamine Components of Itch Score After Allergen Challenge

Phase 2b Itch Score vs. Time Post-Challenge (Seasonal and Perennial Allergens) p values are subject to change based on quality control analysis.

Phase 2b Itch Score vs. Time Post-Challenge (Seasonal Allergens) p values are subject to change based on quality control analysis.

Phase 2b Itch Score vs. Time Post-Challenge (Seasonal Allergens) 1-point reduction at 5 minutes = -38% p values are subject to change based on quality control analysis.

Phase 2b Itch Score Frequency p values are subject to change based on quality control analysis.

Phase 2b Proportion of Subjects with Itch Scores of Less Than One p values are subject to change based on quality control analysis.

Allergic Conjunctivitis Phase 2b Clinical Trial Summary One-point itch score reduction vs. control (a component of the primary endpoint of all allergen challenge allergic conjunctivitis trials to date) was not met, but approached in seasonal allergy patients (peak reduction of 0.8). 0.5% ADX-102 was statistically superior to control in reducing itching. One-point equivalent percent reductions of 38% were observed in seasonal allergy patients during the late inflammatory phase. The proportion of patients with minimal or zero itch was statistically superior to control at 30 minutes. A clear and highly consistent dose response was demonstrated, confirming the biological effect of drug. Both concentrations of drug were well tolerated; no serious adverse events were reported. The late inflammatory phase drug activity is differentiated from antihistamines, an effect that is, to our knowledge, unprecedented. Late phase inflammation is responsible for suboptimal response to antihistamines and persistent disease associated with serious and chronic forms of allergic conjunctivitis, an area of high medical need.

Allergic Conjunctivitis: A Common Unmet Medical Need Allergic conjunctivitis is estimated to affect 20% or more of worldwide population Symptoms include stinging, burning, tearing, pain, itching, redness Aldehydes may mediate IL-5 release and other pro-allergy cytokines An estimated 30% - 40% of patients may not respond sufficiently to antihistamines

Allergic Conjunctivitis Phase 2b Key Conclusions The results confirm the activity of ADX-102 in allergic conjunctivitis. Aldeyra plans to move forward aggressively to Phase 3 testing. Aldeyra believes that the differentiated clinical response to ADX-102 supports a compelling product opportunity in a significant, unaddressed segment of the allergic conjunctivitis population, representing one of the largest ophthalmic markets worldwide. The data provide further validation of the anti-inflammatory potential of Aldeyra’s novel aldehyde trap platform.